Exhibit 99

For More Information:	FOR RELEASE
Craig M. Koven	January 23, 2008
Communications Manager	4:01 p.m. ET
(800) CELADON, Ext. 7041
317-972-7041 Direct
317-408-4859 Mobile
ckoven@celadongroup.com

CELADON GROUP REPORTS SECOND FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group Inc. (NASDAQ:CLDN) today reported its financial and operating results for the three and six months ended December 31, 2007, the second fiscal quarter of the Company’s fiscal year ending June 30, 2008.

Revenue for the quarter increased 13% to $138.6 million in the 2007 quarter from $122.9 million in the 2006 quarter. Freight revenue, which excludes fuel surcharges, was up 7% to $114.5 million in the 2007 quarter from $107.5 million in the 2006 quarter. Net income decreased 72% to $1.7 million in the 2007 quarter from $6.1 million for the same quarter last year. Earnings per diluted share decreased by 69% to $.08 in the 2007 quarter from $.26 for the same quarter last year.

For the six months ended December 31, 2007 revenue increased 9% to $272.4 million in 2007 from $250.6 million for the same period last year. Freight revenue, which excludes fuel surcharges, was up 6% to $228.4 million in 2007 from $215.1 million for the same period last year. Net income decreased 68% to $4.2 million in 2007 from $13.2 million for the same period last year. Earnings per diluted share decreased by 68% to $.18 in 2007 from $.56 for the same period last year.

Chairman and CEO Steve Russell said, “Despite a very difficult freight environment that is affecting our entire industry, we remain committed to our long-term strategy, which is based on growth through success in attracting and retaining safe, experienced drivers, both internally and through acquiring the assets of underperforming companies. We believe that certain aspects of our performance in the December 2007 quarter are beginning to reflect the success of our approach.  For the quarter, we increased total revenue miles and total freight revenue compared with the prior year. In addition, miles per truck per week, and revenue per truck per week improved sequentially from the September 2007 quarter. This is the first time in the past six years that these metrics improved sequentially between the September and December quarters. These improvements, however, were offset by a 3.0% decline in freight revenue per loaded mile. Overall, we estimate that the net effect of rate pressure and miles per tractor had a negative impact of approximately five cents per share on our earnings for the December quarter compared with the same quarter in 2006. This was better than the estimated twelve cent negative impact in the September quarter.

“The national average diesel fuel price, as measured by the U.S. Department of Energy, rose 64 cents per gallon in the December quarter compared with the same quarter of 2006. Net of surcharges collected in each period, the increase in fuel prices negatively impacted our results by approximately five cents per share.

“A variety of somewhat atypical costs also affected our results for the quarter. Various claims costs, fluctuations in the exchange rate for the Canadian dollar, and a change in effective tax rate due to non-deductible per diem payments to our drivers all combined for a negative impact of approximately eight cents per share.

“We have identified several factors that we believe can contribute toward improved asset productivity over the next several quarters, some of which are industry-related and some of which we have the ability to influence.

“From an industry-wide perspective, new truck order data indicate truck deliveries on a rolling basis declining below the long-term replacement rate for our industry. In addition, we believe the current freight environment will contribute to an increased number of fleet failures, and at some point we expect economic growth to produce an increase in freight tonnage. Over time, an improved supply-demand relationship should result.

“Independent of industry-wide events, our efforts to strengthen and re-align our sales force are beginning to pay off. During the quarter, we added a significant number of new customers, of which fourteen are in the Fortune 500. We believe our international footprint, our strong driver base, and our high levels of service, safety and technology should enable us to continue to add to our customer base. In addition, we continue to look for acquisitions that offer access to good freight particularly when the target has an older fleet that may need downsizing, which can afford us the opportunity to spread incremental freight across our base fleet.

“On October 24, 2007, our board of directors authorized a stock repurchase program under which we have the ability to purchase up to two million shares in open market or negotiated transactions through October 31, 2008. During the quarter, the Company purchased as treasury stock, all two million shares, with an average cost of approximately $7 per share. On December 3, 2007, our board of directors authorized a second stock repurchase program under which we have the ability to purchase up to an additional two million shares in open market or negotiated transactions through December 3, 2008. Celadon remains very well-positioned to weather what we view as a temporary economic low point. In our first six months of our fiscal year, we reduced our balance sheet debt by over $10 million, even after spending approximately $14 million to repurchase two million shares. At December 31, 2007, our balance sheet reflected $84.4 million in borrowings and capitalized leases and $140 million of total stockholders’ equity.

“Yesterday we amended our primary credit facility to extend the maturity date and increase our availability. Previously, the maximum revolving borrowing limit was $50 million, with a $20 million accordion feature, and the facility matured on September 24, 2010. As amended, the maximum revolving borrowing limit is $70 million, with a $20 million accordion feature, and the facility matures January 22, 2013. Outstanding borrowings under this facility were $15.3 million as of December 31, 2007. With current levels of indebtedness and greater flexibility under our facility, we believe we are well positioned to capitalize on a variety of acquisition and other opportunities brought about by difficult operating conditions.

“Looking forward, we are confident in Celadon’s strength, liquidity, and position in the industry. We believe our strategic growth plan is sound and that we have the team to execute it.  We intend to keep our most important strategic asset—our corps of safe and experienced drivers—intact and ready to capitalize on increased market share when the combination of our efforts and a better freight market improve the operating environment.”

Conference Call Information
An investor conference call is scheduled for Thursday, Jan. 24, at 10:00 a.m. ET. Steve Russell and other members of management will discuss the results of the quarter.   To listen and participate in the question-and-answer exchange, dial 866-831-6267 (international calls 617-213-8857) pin number 33290376 a few minutes prior to the starting time.   A replay will be available through March 24 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 64510004.

This call is being webcast by CCBN and can be accessed on Celadon's web site at http://www.celadongroup.com. Any statistical and financial information that is discussed during the conference call also will be available at http://www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets, and Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.
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This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects,"  “intends,” expects," “plans,” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements.  With respect to expectations concerning continued execution of the strategic plan and future growth, acquisitions, and operating results, as well as with respect to general business operations, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings. Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings.  Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.
- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2007 and June 30, 2007
(Dollars in thousands except par value amounts)

	December 31, 2007	June 30, 2007
	(unaudited)
A S S E T S

Current assets:
Cash and cash equivalents	$3,402	$1,190
Trade receivables, net of allowance for doubtful accounts of $1,137 and $1,176 at December 31, 2007 and June 30, 2007	58,405	59,387
Prepaid expenses and other current assets	14,113	10,616
Tires in service	3,526	3,012
Equipment held for resale	10,362	11,154
Income tax receivable	1,868	1,526
Deferred income taxes	1,648	2,021
Total current assets	93,324	88,906
Property and equipment	233,331	240,898
Less accumulated depreciation and amortization	57,944	44,553
Net property and equipment	175,387	196,345
Tires in service	1,351	1,449
Goodwill	19,137	19,137
Other assets	1,262	1,076
Total assets	$290,461	$306,913

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$4,870	$7,959
Accrued salaries and benefits	9,797	11,779
Accrued insurance and claims	8,203	6,274
Accrued fuel expense	7,444	6,425
Other accrued expenses	13,237	12,157
Current maturities of long-term debt	10,736	10,736
Current maturities of capital lease obligations	6,356	6,228
Total current liabilities	60,643	61,558
Long-term debt, net of current maturities	21,842	28,886
Capital lease obligations, net of current maturities	45,445	48,792
Deferred income taxes	22,541	20,332
Minority interest	25	25
Stockholders’ equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,694,789 and 23,581,245 shares at December 31, 2007 and June 30, 2007	782	778
Treasury stock at cost; 1,902,520 shares at December 31, 2007	(13,116)	---
Retained earnings	58,569	54,345
Additional paid in capital	94,580	93,582
Accumulated other comprehensive loss	(850)	(1,385)
Total stockholders’ equity	139,965	147,320
Total liabilities and stockholders’ equity	$290,461	$306,913

Key Truckload Operating Statistics

	For the three months ended		For the six months ended
	December 31,		December 31,
	2007	2006	2007	2006
Average revenue per loaded mile (a)	$1.499	$1.546	$1.502	$1.529
Average revenue per total mile (a)	$1.345	$1.393	$1.345	$1.380
Average revenue per tractor per week (a)	$2,721	$2,850	$2,700	$2,835
Average miles per tractor per week	2,023	2,047	2,007	2,055
Average line-haul tractors (b)	2,687	2,437	2,695	2,441
Tractors at end of period (c)	2,916	2,921	2,916	2,921
Trailers at end of period (c)	8,848	8,418	8,848	8,418
Operating Ratio (a)	95.8%	89.8%	95.3%	89.5%

(a)	Excludes Truckers B2B revenue and fuel surcharges from revenue and, in the case of operating ratio, nets fuel surcharge revenue against fuel expense.
(b)	Excludes tractors operated by our Mexican subsidiary, Jaguar.
(c)	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended December 31,		For the six months ended December 31,
	2007	2006	2007	2006
Revenue:
Freight revenue	$114,525	$107,454	$228,378	$215,118
Fuel surcharges	24,084	15,416	44,010	35,480
	138,609	122,870	272,388	250,598

Operating expenses:
Salaries, wages, and employee benefits	38,837	36,440	77,165	71,729
Fuel	37,523	26,700	71,045	57,374
Operations and maintenance	9,165	7,618	17,601	15,252
Insurance and claims	4,507	3,299	8,048	7,530
Depreciation and amortization	7,560	4,018	15,425	7,484
Revenue equipment rentals	6,677	8,687	13,649	18,020
Purchased transportation	21,595	17,811	43,565	36,151
Costs of products and services sold	1,712	1,995	3,436	3,862
Communications and utilities	1,252	1,207	2,483	2,301
Operating taxes and licenses	2,239	2,160	4,400	4,249
General and other operating	2,693	1,958	4,771	4,028
Total operating expenses	133,760	111,893	261,588	227,980

Operating income	4,849	10,977	10,800	22,618

Other (income) expense:
Interest income	(6)	(7)	(25)	(15)
Interest expense	1,197	761	2,511	1,062
Other (income) expense, net	65	19	109	4
Income before income taxes	3,593	10,204	8,205	21,567
Provision for income taxes	1,870	4,139	3,981	8,389
Net income	$1,723	$6,065	$4,224	$13,178

Earnings per common share:
Diluted earnings per share	$0.08	$0.26	$0.18	$0.56
Basic earnings per share	$0.08	$0.26	$0.18	$0.56
Average shares outstanding:
Diluted	22,893	23,690	23,323	23,616
Basic	22,635	23,419	23,050	23,345

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